Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2019 Results

Issues First-Quarter and Full-Year 2020 Guidance

  Revenue of $2,895 million for the fourth quarter and $11,088 million for the full year
  Adjusted EBITDA of $642 million for the fourth quarter and $2,400 million for the full year
  GAAP Diluted Earnings per Share of $0.09 for the fourth quarter and $0.96 for the full year
  Adjusted Diluted Earnings per Share of $1.74 for the fourth quarter, up 16.0 percent year over year, and $6.39 for the full year, up 15.1 percent year over year
  R&D Solutions fourth quarter revenue growth was 8.1 percent at constant currency and 7.5 percent reported; services growth on an organic constant currency basis was 10.0 percent
  R&D Solutions quarterly net book-to-bill ratio was 1.46x; next twelve months revenue from backlog increased to $5.2 billion
  Technology & Analytics Solutions fourth quarter revenue growth was 9.0 percent at constant currency and 7.7 percent reported; growth on an organic constant currency basis was 7.4 percent
  Full-year 2020 revenue guidance of $11,775 million to $12,000 million, Adjusted EBITDA of $2,565 million to $2,620 million and Adjusted Diluted Earnings per Share of $7.15 to $7.35

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 12, 2020--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter and year ended December 31, 2019.

Fourth-Quarter 2019 Operating Results
Revenue for the fourth quarter of $2,895 million increased 8.5 percent at constant currency and 7.7 percent on a reported basis, compared to the fourth quarter of 2018. Technology & Analytics Solutions (TAS) revenue of $1,214 million grew 9.0 percent at constant currency and 7.7 percent reported. Research & Development Solutions (R&DS) revenue of $1,471 million grew 8.1 percent at constant currency, despite a negative impact from pass-throughs of approximately 400 basis points, and 7.5 percent reported. Contract Sales & Medical Solutions (CSMS) revenue of $210 million grew 8.3 percent at constant currency and 8.8 percent on a reported basis.

Fourth-quarter 2019 Adjusted EBITDA was $642 million. GAAP net income was $16 million, and GAAP diluted earnings per share was $0.09. Adjusted Net Income was $343 million and Adjusted Diluted Earnings per Share was $1.74, up 16.0 percent compared to the fourth quarter of 2018.

“We closed 2019 with a strong quarter, and again delivered results at, or above, our financial targets,” said Ari Bousbib, chairman and CEO of IQVIA. “Technology & Analytics Solutions added more significant wins in the quarter, including a landmark deal for OCE deployment in the U.S. R&DS continued its strong momentum, with outstanding new business wins and double-digit organic services growth in the quarter. We are also pleased with the ongoing turnaround of CSMS. As we exit the final year of our three-year merger integration, our continued investments in innovation position us well to support our top line growth in 2020 and beyond.”

Full-Year 2019 Operating Results
Revenue of $11,088 million for the full year of 2019 increased 8.0 percent at constant currency and 6.5 percent reported, compared to the full year of 2018. TAS revenue of $4,486 million grew 10.7 percent at constant currency and 8.4 percent reported. R&DS revenue of $5,788 million grew 6.9 percent at constant currency and 5.9 percent reported. CSMS revenue of $814 million grew 1.6 percent at constant currency and 0.5 percent reported.

R&DS contracted backlog, including reimbursed expenses, grew 11.1 percent year-over-year to $19.0 billion at December 31, 2019. The company expects approximately $5.2 billion of this backlog to convert to revenue in the next twelve months. The fourth-quarter contracted net book-to-bill ratio was 1.46x both including and excluding reimbursed expenses. For the full year of 2019, the contracted net book-to-bill ratio was 1.34x excluding reimbursed expenses and 1.33x including reimbursed expenses.

Adjusted EBITDA for the full year of 2019 was $2,400 million. GAAP net income was $191 million and GAAP diluted earnings per share was $0.96. Adjusted Net Income was $1,276 million and Adjusted Diluted Earnings per Share was $6.39, up 15.1 percent compared to the full year of 2018.

Financial Position
As of December 31, 2019, cash and cash equivalents were $837 million and debt was $11,645 million, resulting in net debt of $10,808 million. At the end of the fourth quarter of 2019, IQVIA’s Net Leverage Ratio was 4.5x trailing twelve month Adjusted EBITDA.

Share Repurchase
During the fourth quarter of 2019, the company repurchased $255 million of its common stock, resulting in full-year 2019 share repurchases of $945 million. IQVIA had approximately $1.3 billion of share repurchase authorization remaining as of December 31, 2019.

Full-Year and First-Quarter 2020 Guidance
IQVIA expects full-year 2020 revenue between $11,775 million and $12,000 million, Adjusted EBITDA between $2,565 million and $2,620 million and Adjusted Diluted Earnings per Share between $7.15 and $7.35. The company has evaluated to the best of its ability the potential impact of the coronavirus outbreak, and this guidance includes an estimated revenue impact of $25 million, most of which is expected to drop to profit and all of which is assumed to occur in the first quarter. IQVIA expects first-quarter 2020 revenue between $2,790 million and $2,840 million, Adjusted EBITDA between $595 million and $610 million and Adjusted Diluted Earnings per Share between $1.59 and $1.65.

Full-year and first-quarter financial guidance assumes foreign currency exchange rates as of February 7, 2020, remain in effect for the remainder of the year. The strengthening of the U.S. Dollar since January 1, 2020 represented a headwind of approximately $80 million to full-year 2020 revenue and approximately $20 million to first-quarter 2020 revenue, which are included in the above guidance.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2019 financial results and provide full-year and first-quarter 2020 guidance. To participate, please dial 1-800-672-1506 in the United States and Canada or +1-303-223-4366 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 67,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our full-year 2020 and first-quarter 2020 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our full-year and first-quarter 2020 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues	$2,895	$2,688	$11,088	$10,412
Costs of revenue, exclusive of depreciation and amortization	1,901	1,742	7,300	6,746
Selling, general and administrative expenses	484	443	1,734	1,716
Depreciation and amortization	314	294	1,202	1,141
Restructuring costs	30	2	75	68
Income from operations	166	207	777	741
Interest income	(2)	(3)	(9)	(8)
Interest expense	109	106	447	414
Loss on extinguishment of debt	—	—	24	2
Other (income) expense, net	(37)	—	(37)	5
Income before income taxes and equity in
earnings of unconsolidated affiliates	96	104	352	328
Income tax expense	68	30	116	59
Income before equity in earnings of
unconsolidated affiliates	28	74	236	269
Equity in (losses) earnings of unconsolidated affiliates	(8)	2	(9)	15
Net income	20	76	227	284
Net income attributable to non-controlling interests	(4)	(7)	(36)	(25)
Net income attributable to IQVIA Holdings Inc.	$16	$69	$191	$259
Earnings per share attributable to common stockholders:
Basic	$0.09	$0.35	$0.98	$1.27
Diluted	$0.09	$0.34	$0.96	$1.24
Weighted average common shares outstanding:
Basic	192.6	199.5	195.1	203.7
Diluted	197.1	204.1	199.6	208.2

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$837	$891
Trade accounts receivable and unbilled services, net	2,582	2,394
Prepaid expenses	138	151
Income taxes receivable	56	69
Investments in debt, equity and other securities	62	47
Other current assets and receivables	451	322
Total current assets	4,126	3,874
Property and equipment, net	458	434
Operating lease right-of-use assets	496	—
Investments in debt, equity and other securities	65	41
Investments in unconsolidated affiliates	87	101
Goodwill	12,159	11,800
Other identifiable intangibles, net	5,514	5,951
Deferred income taxes	119	109
Deposits and other assets	227	239
Total assets	$23,251	$22,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,512	$2,295
Unearned income	1,014	1,007
Income taxes payable	108	100
Current portion of long-term debt	100	100
Other current liabilities	211	32
Total current liabilities	3,945	3,534
Long-term debt, less current portion	11,545	10,907
Deferred income taxes	646	736
Operating lease liabilities	396	—
Other liabilities	456	418
Total liabilities	16,988	15,595
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at
   December 31, 2019 and 2018, $0.01 par value, 253.0 shares issued and 192.3 shares outstanding at December 31, 2019; 251.5 shares issued and 197.5 shares outstanding at December 31, 2018, respectively

	11,049	10,901
Retained earnings	998	807
Treasury stock, at cost, 60.7 and 54.0 shares at December 31, 2019 and
December 31, 2018, respectively	(5,733)	(4,770)
Accumulated other comprehensive loss	(311)	(224)
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,003	6,714
Non-controlling interests	260	240
Total stockholders’ equity	6,263	6,954
Total liabilities and stockholders’ equity	$23,251	$22,549

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Twelve Months Ended
	December 31,
	2019	2018
Operating activities:
Net income	$227	$284
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,202	1,141
Amortization of debt issuance costs and discount	13	11
Stock-based compensation	146	113
Loss on disposals of property and equipment, net	1	—
Loss/(Earnings) from unconsolidated affiliates	9	(15)
(Gain)/Loss on investments, net	(43)	3
Benefit from deferred income taxes	(157)	(177)
Changes in operating assets and liabilities:
Accounts receivable, unbilled services and unearned income	(124)	(290)
Other operating assets and liabilities	143	184
Net cash provided by operating activities	1,417	1,254
Investing activities:
Acquisition of property, equipment and software	(582)	(459)
Net cash paid for acquisition of businesses	(588)	(309)
Purchase of marketable securities, net	(3)	(4)
Investments in unconsolidated affiliates, net of payments received	—	(17)
Investments in equity securities	(22)	(23)
Other	5	2
Net cash used in investing activities	(1,190)	(810)
Financing activities:
Proceeds from issuance of debt	1,900	1,631
Payment of debt issuance costs	(47)	(22)
Repayment of debt	(899)	(732)
Proceeds from revolving credit facility	2,522	2,445
Repayment of revolving credit facility	(2,776)	(2,329)
Proceeds related to employee stock option plans	11	15
Repurchase of common stock	(949)	(1,405)
Distributions to non-controlling interest, net	(18)	(31)
Contingent consideration and deferred purchase price payments	(20)	(24)
Net cash used in financing activities	(276)	(452)
Effect of foreign currency exchange rate changes on cash	(5)	(60)
Decrease in cash and cash equivalents	(54)	(68)
Cash and cash equivalents at beginning of period	891	959
Cash and cash equivalents at end of period	$837	$891

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(in millions)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Income Attributable to IQVIA Holdings Inc.	$16	$69	$191	$259
Provision for income taxes	68	30	116	59
Depreciation and amortization	314	294	1,202	1,141
Interest expense, net	107	103	438	406
Loss (income) in unconsolidated affiliates	8	(2)	9	(15)
Income from non-controlling interests	4	7	36	25
Deferred revenue purchasing accounting adjustments	2	1	10	7
Stock-based compensation	59	35	146	113
Other (income) expense, net	(29)	—	(6)	27
Loss on extinguishment of debt	—	—	24	2
Restructuring and related charges	32	2	77	68
Acquisition related charges	19	12	56	50
Integration related costs	42	32	101	82
Adjusted EBITDA	$642	$583	$2,400	$2,224

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Income Attributable to IQVIA Holdings Inc.	$16	$69	$191	$259
Provision for income taxes	68	30	116	59
Purchase accounting amortization (1)	238	212	914	863
Loss (income) in unconsolidated affiliates	8	(2)	9	(15)
Income from non-controlling interests	4	7	36	25
Deferred revenue purchasing accounting adjustments	2	1	10	7
Stock-based compensation	59	35	146	113
Other (income) expense, net	(29)	—	(6)	27
Loss on extinguishment of debt	—	—	24	2
Royalty hedge gain	—	2	6	—
Restructuring and related charges	32	2	77	68
Acquisition related charges	19	12	56	50
Integration related costs	42	32	101	82
Adjusted Pre Tax Income	$459	$400	$1,680	$1,540
Adjusted tax expense	(109)	(84)	(359)	(350)
Income from non-controlling interests	(4)	(7)	(36)	(25)
Minority interest effect in non-GAAP adjustments (2)	(3)	(2)	(9)	(9)
Adjusted Net Income	$343	$307	$1,276	$1,156

Adjusted earnings per share attributable to common stockholders:
Basic	$1.78	$1.54	$6.54	$5.68
Diluted	$1.74	$1.50	$6.39	$5.55
Weighted-average common shares outstanding:
Basic	192.6	199.5	195.1	203.7
Diluted	197.1	204.1	199.6	208.2

(1) Reflects all the amortization of acquired intangible assets.
(2) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF DECEMBER 31, 2019
(in millions)
(preliminary and unaudited)

Gross Debt, net of Original Issue Discount, as of December 31, 2019	$11,645
Net Debt as of December 31, 2019	$10,808
Adjusted EBITDA for the year ended December 31, 2019	$2,400
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.9x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.5x

Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732